EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP. COMMENCES TENDER OFFER FOR ITS 12.75% SENIOR PIK NOTES DUE 2012

AUSTIN, TX, June 4, 2009 – American Achievement Group Holding Corp. (the “Company”) announced today that it commenced a cash tender offer (the “Offer”) to purchase any and all of its $110,090,828 outstanding principal amount of its 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2, 02369BAA4, 02369BAA4, 02369BAD8) (the “Notes”).  The Offer is being made pursuant to an Offer to Purchase dated June 4, 2009, and a related Letter of Transmittal, which more fully set forth the terms and conditions of the Offer.

The Offer will expire at 11:59 p.m., New York City time, on July 2, 2009, unless extended or earlier terminated (the “Offer Expiration Date”).  Subject to the terms of the Offer, holders of Notes who validly tender, and do not withdraw, their Notes, on or prior to the Offer Expiration Date will receive $210.11 per $1,000 per principal amount of the Notes (the “Offer Consideration”).  Holders who desire to receive an early tender premium in the amount of $20.00 per $1,000 per principal amount of the Notes  (the “Early Tender Premium,” together with the Offer Consideration, the “Total Consideration”) in addition to the Offer Consideration must validly tender, and not withdraw, their Notes, on or prior to 5:00 p.m., New York City time, on June 18, 2009, unless extended or earlier terminated (the “Early Tender Date”).  No additional amounts will be payable with respect to any accrued or unpaid interest on the Notes since April 1, 2009.  Holders may withdraw tendered Notes at any time prior to 5:00 p.m., New York City time, on June 18, 2009.

On February 25, 2009, the Company repurchased $104,301,834 aggregate principal amount of the Notes for an aggregate purchase price of $24,000,000 (the “Repurchase Transaction”).  For no additional consideration, the sellers of the Notes (the “February Sellers”), representing a majority in principal amount of the Notes, consented to a second supplemental indenture (the “Second Supplemental Indenture”), which was entered into on February 25, 2009, by the Company and the trustee under the Indenture.  The Second Supplemental Indenture removed substantially all of the restrictive and reporting covenants under the Indenture, as well as certain events of default and related provisions.  Holders of Notes that receive the Total Consideration pursuant to the Offer will receive approximately the same consideration per $1,000 of principal amount of Notes as was received by the February Sellers in the Repurchase Transaction.

We intend to fund payment for the Notes that we purchase in the Offer with a combination of one or more of (i) cash borrowed by our subsidiary American Achievement Corporation under its revolving line of credit and distributed to us, (ii) proceeds of the sale of new preferred stock (the “New Preferred”) by a newly formed subsidiary American Achievement Intermediate Holding Corp. (“Newco”) and (iii) cash on hand.  Any New Preferred issued by Newco will be structurally senior to any remaining Notes.

Goldman, Sachs & Co. is acting as the dealer manager for the Offer.  The depositary and information agent for the Offer is Global Bondholder Services Corporation.  Questions regarding the Offer may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-4692 (collect).  Requests for copies of the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation at (866) 873-6300 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Notes nor is this an announcement an offer or solicitation of an offer to sell new securities.  The Offer is made solely by means of the Offer to Purchase.

About the Company:

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement Corporation’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.